UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2015

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA		95052-8039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 1-408-727-5555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

On August 7, 2015, Applied Materials, Inc. (“Applied” or the “Company”) and Dr. Randhir Thakur entered into a separation agreement (the “Agreement”) in connection with Dr. Thakur’s departure from the Company, which is expected to occur on or about October 30, 2015 (the “Departure Date”). Prior to his departure, Dr. Thakur will work to facilitate a smooth transition of his role and responsibilities.

Subject to certain conditions set forth in the Agreement, Dr. Thakur will be entitled to receive (i) cash payments of $1,000,000 within 45 days following the Departure Date, on March 15, 2016, and within 45 days following the one-year anniversary of the Departure Date, and (ii) accelerated vesting of a total of 168,750 shares and $1,293,750 of cash-settled performance units, which otherwise would have vested in December 2015. His right to receive or retain the cash payments payable on March 15, 2016 and on the one-year anniversary of his departure will end if, prior to the applicable payment date, he engages in a disqualifying activity (as defined in the Agreement), or otherwise breaches certain non-solicitation, confidentiality, non-disparagement or other obligations under the Agreement. Dr. Thakur also will be entitled to receive benefits under the Agreement if he is terminated by Applied without cause prior to the Departure Date, subject to certain conditions set forth in the Agreement.

The description of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement and Release, dated as of August 7, 2015, by and between Randhir Thakur and Applied Materials, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc.
(Registrant)

Dated: August 10, 2015	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement and Release, dated as of August 7, 2015, by and between Randhir Thakur and Applied Materials, Inc.